Exhibit 99.1

Risk Factors Update
This risk factor is intended to be an update to the Risk Factors found in our 2019 Form 10-K filed for the year ended December 28, 2019.
Matters related to the COVID-19 pandemic may significantly and adversely impact our business, financial position, results of operations and cash flows.
The spread of COVID-19 has created a global public health crisis that has resulted in widespread volatility and deteriorations in household, business, economic and market conditions. We have begun experiencing negative impacts to demand for our products and services, which is adversely affecting our results of operations, and have also experienced significant disruption to our normal business operations and planned implementation of certain strategic initiatives. The extent of the impact of the COVID-19 pandemic on our capital, cash flows, liquidity and other financial positions and on our business, results of operations and prospects will depend on several evolving factors, including:

•
The duration, extent and severity of the pandemic. COVID-19 has rapidly spread worldwide, and it is not yet known when the current pandemic will conclude, whether, when or to what extent additional outbreaks may arise or the extent to which various populations will be impacted and whether the pandemic will lead to a recession and reduction in consumer spending after it resolves.

•
The response of governmental and nongovernmental authorities. Many governmental and nongovernmental bodies have taken action to curtail household and business activity to help slow the spread of COVID-19 or to otherwise mitigate potential adverse effects from COVID-19. While these actions vary by locale, they have generally been expanding in scope. Such actions may impose restrictions on our operations, such as requiring us to reduce store operating hours, change store operations or close stores, or otherwise impose restrictions on or impact whether, when and how our customers do business with us, and may impact the operations of our suppliers, distributors or others with which we do business, causing disruption to our operations.

•
Impacts to economic and market conditions. COVID-19 has created significant disruption to and volatility in national, regional and local economies and markets. Uncertainties related to, and perceived or experienced negative effects from, COVID-19 may cause significant volatility or decline in the trading price of our securities, capital market conditions and general economic conditions. These may increase the likelihood of litigation, including derivative stockholder litigation, limit or restrict our ability to access capital on favorable terms, or at all, lead to consolidation that negatively impacts our business, weaken demand, increase competition, result in reductions in our labor force, cause us to further reduce our capital spend or otherwise disrupt our business or make it more difficult to implement our strategic plans.

•
Impacts to individuals and companies that may do business with us or be involved in our business. COVID-19 may impact the health of our Team Members, directors or customers, reduce the availability of our workforce or those of companies with which we do business, create disruptions in our supply or distribution networks or otherwise cause human impacts that negatively impact our business.

In addition, preparing for and responding to the continuing pandemic could divert management’s attention from our key strategic priorities, increase costs as we prioritize health and safety matters for our Team Members and customers, cause us to reduce, delay, alter or abandon initiatives that may otherwise increase our long-term value, increase vulnerability to information technology or cybersecurity related risks as more of our Team Members work remotely and otherwise continue to disrupt our business operations.
We are unable to estimate the impact of COVID-19 on our business and operations at this time. The pandemic could cause us to experience impairment of our goodwill and other financial assets, further reduced demand for our products and services and other negative impacts on our financial position, results of operations and cash flows.

Sustained adverse effects may also prevent us from satisfying financial covenants in our credit agreement or result in downgrades in our credit ratings.
Management’s Discussion Update
In addition, we are providing an update to the information related to trends affecting its business that was previously disclosed in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the year ended December 28, 2019, filed in its 2019 Form 10-K.
As COVID-19 continues to spread and significantly impact various markets around the world, including the United States, we have put preparedness plans in place at our facilities to ensure continued operations, while also taking steps to help keep our Team Members and customers healthy and safe. Our teams have conducted preparedness exercises of their business continuity plans. We tested our technology infrastructure in advance, including at our global headquarters. Consistent with recommendations to reduce large gatherings and increase social distancing, we have asked many office-based Team Members to work remotely. We cannot be certain that these preparedness plans fully address the extent to which the COVID-19 pandemic will impact our operations.